Exhibit 10.1

MARSHALL EDWARDS, INC.

June 1, 2011

Dr. Robert D. Mass

106 Elinor Avenue

Mill Valley, CA 94941

Dear Robert:

On behalf of Marshall Edwards, Inc. (the “Company”), I am pleased to confirm your offer of employment on the following terms and conditions as set forth in this letter agreement between you and the Company (the “Letter Agreement”):

1.	Employment. You will be employed by the Company as its Chief Medical Officer. You will report to the Company’s Chief Executive Officer or such persons as designated by the Company, and shall perform such duties as may be assigned to you. You may also be appointed to serve, and agree to serve, as an officer and/or director of one or more subsidiaries and/or affiliates of the Company. Your employment will start on June 1, 2011 (the “Effective Date”). The period during which you are actually employed by the Company is referred to as the “Employment Period”. This offer of employment is contingent upon the Company’s satisfactory review and check of your references. In the performance of your duties, you agree to use your best efforts to perform your duties faithfully and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company; provided, that, with the Company’s approval, you may serve on the board of directors or in other consultative positions of other companies. In addition, except as otherwise mutually agreed to by you and the Company, you agree to devote a percentage of your total working time, attention and energies to the businesses of the Company and its subsidiaries that is (i) no less than: 25% during the one-year period following the Effective Date, and (ii) up to 100% thereafter.

2.	Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of $350,000, payable in installments in accordance with the Company’s regular payroll policies as in effect from time to time. Your Base Salary will be pro-rated if and to the extent that you are not working a full-time schedule. Your Base Salary will be reviewed at least annually, and may be subject to upward adjustment at the Company’s discretion.

3.

Annual Bonus. In addition to a Base Salary, you will be eligible for a cash bonus for any fiscal year of the Company that ends during the Employment Period in an amount up to a maximum of 20% of your Base Salary as then in effect. Payment of the bonus shall be contingent upon the attainment of milestone goals established by the Company’s Board of Directors (the “Board”) and Chief Executive Officer and communicated to you as soon as administratively practicable after the beginning of the fiscal year for which the annual bonus will be paid. As with your Base Salary, your annual bonus shall be pro-rated if and to the extent that you are not working a full-time schedule.

4.	Stock Options. You will receive options to purchase shares of the Company’s common stock (“Shares”) in accordance with this Paragraph 4.

(a) Amount. You will receive an initial grant of 177,620 options equivalent to 2% of current outstanding Shares. These options will be granted to you as soon as administratively practicable (but in no event more than 30 days) following the Effective Date. In all cases, the Company’s obligation to grant these options (and any additional options pursuant to Paragraph 4(e)) shall be contingent upon the availability of a sufficient number of shares under the Option Plan (as defined below) and the Company satisfying any applicable exchange listing or other legal requirements to make these grants.

(b) Exercise Price. The exercise price for your options will be equal to the fair market value of the Shares on the date of the option grant.

(c) Vesting. Your options will be subject to a vesting schedule such that: (i) 25% of the Shares subject to a particular option grant will vest on the first anniversary of the date of the option grant, and (ii) thereafter, the remaining 75% of the Shares subject to that option grant will vest in equal, monthly installments over the following 36 months. In the event of a Change in Control (as that term is defined in the Company’s 2008 Stock Omnibus Equity Compensation Plan (the “Option Plan”)), your options will accelerate and become fully vested. In addition, your options may be subject to additional vesting in accordance with the termination provisions in Paragraph 6.

(d) General Terms and Conditions. The options granted pursuant to Paragraph 4(a) shall be subject to the terms and conditions of the Option Plan and the model option grant agreement as attached hereto as Exhibit A.

(e) Anti-Dilution. During the 12-month period following the Effective Date, your equity interest in the Company will be protected against further dilution. That is, if an event occurs during this 12-month period that reduces the level of your equity interest in the Company (as a percentage of the Company’s outstanding Shares), the Board shall take such actions as may be necessary (the form and nature of such actions to be determined by the Board in its sole discretion) to restore your equity interest in the Company to the level as in effect before such event. This anti-dilution protection applies only to the equity interest you hold as of the date of the diluting event and does not apply to equity interest grants made to you after the diluting event.

(f) Additional Options. Upon the 12-month anniversary of the Effective Date and thereafter, the Board will determine whether additional grants of options will be made to you. Any such additional option grants will be subject to the terms and conditions (for example, the amount, exercise price, vesting, performance requirements, etc.) as determined by the Board in its sole discretion.

5.	Benefits; Vacation; and Reimbursement of Expenses.

(a) Benefits. You will be entitled to participate in all employee retirement and welfare benefit plans and programs made available by the Company to its employees from time to time, subject to whatever generally applicable eligibility and participation requirements apply to the particular plan. Nothing in this Letter Agreement will prevent the Company from amending or terminating any of its employee benefit plans at any time for any reason.

(b) Vacation. You will be entitled to reasonable periods of vacation each year in accordance with the Company’s vacation practices and as determined by the Company.

(c) Expenses. You will be reimbursed for your reasonable business expenses incurred in the course of your employment with the Company; provided, that any requests for reimbursement of expenses are substantiated and submitted to the Company in accordance with the Company’s expense reimbursement policies.

6.	Termination.

(a) Generally. Except as otherwise provided below, either party may terminate your employment by giving advance notice to the other party.

(b) Your Voluntary Termination. You may terminate your employment voluntarily, other than for Good Reason (as defined below), at any time by providing the Company with two months’ advance notice (or such shorter period of notice as the Company may accept). Upon your voluntary termination of employment other than for Good Reason, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you. You are not eligible for any severance pay or other benefits from the Company.

(c) Termination by the Company for Cause. The Company may terminate your employment for Cause (as defined below). If the Company terminates your employment for Cause, the Company shall not be required to provide you with any advance notice. Upon your termination for Cause, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you. You are not eligible for any severance pay or other benefits from the Company.

(d) Termination by the Company Other Than for Cause. The Company may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, if you are working no less than 25% of a full-time schedule, the Company will: (i) make a payment to you in lieu of notice in an amount equal to twelve months of your Base Salary (as in effect at the time of your termination from employment, but pro-rated if and to the extent that you are not working a full-time schedule), and (ii) accelerate the vesting of your options so that you will be vested in the same number of Shares subject to the options as if you had continued to be employed by the Company for an additional twelve months. Such payment and additional option vesting shall be conditional upon your execution of a customary release of claims in favor of the Company and its affiliates, in a form prescribed by the Company. This payment in lieu of notice shall be paid to you in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in the Company’s sole discretion, but in no event more than 60 days after your termination of employment. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from the Company.

(e) Your Termination for Good Reason. You may terminate your employment for Good Reason by providing written notice to the Company within 60 days after the occurrence of the event(s) constituting Good Reason. The written notice shall contain a detailed description of the event(s) giving rise to your termination for Good Reason. Following the receipt of your notice, the Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If the Company does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 30-day period, you will receive the same payment in lieu of notice and additional option vesting as provided in the event of a termination by the Company without Cause as described in Paragraph 6(d); provided, that the payment and option vesting shall be subject to your execution of a release as described in Paragraph 6(d). Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from the Company.

(f) Definition of Cause. For purposes of this Letter Agreement, the term “Cause” means a finding by the Company that you have: (i) committed a felony or a crime involving moral turpitude; (ii) committed any act of gross negligence or fraud; (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a bona fide physical or mental impairment) or to implement the directives of the Company that continued for 30 days after you had been provided adequate and specific written notice thereof; or (iv) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(g) Definition of Good Reason. For purposes of this Letter Agreement, the term “Good Reason” shall mean the occurrence of one or more of the following without your consent: (i) a material diminution by the Company of your authority, duties or responsibilities; (ii) a material diminution in your Base Salary; or (iii) any action or inaction that constitutes a material breach by the Company of this Agreement.

7.	Assignment of Inventions/Confidentiality.

(a) Confidential Information. You acknowledge and agree that the information, observations, and data obtained by you while employed by the Company or any of its affiliates concerning the business affairs of the Company or any affiliate of the Company which is non-public and confidential in nature (“Confidential Information”) are the property of the Company or such affiliate. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the Employment Period) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. The term “Trade Secrets or other Confidential Information” includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, ideas, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers, procurement and promotional information, credit and financial data, plans for future development, information relating to the Company’s management, operation and planning, and other information of a similar nature to the extent not available to the public, of or relating to the Company, its subsidiaries and affiliates, and their business, customers and suppliers, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage. After expiration or termination of your employment with the Company for any reason, you shall not use or disclose Trade Secrets or other Confidential Information. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any affiliate of the Company which you may then possess or have under your control.

(b) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you during the Employment Period (“Work Product”) belong to the Company. You will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.	Section 409A.

(a) This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption thereto, and payments may only be made under this Letter Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Letter Agreement is intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Letter Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, to avoid the application of Section 409A to amounts payable hereunder, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment after the end of the six-month period, but not later than 10 days thereafter.

(b) All separation payments to be made upon a termination of service under this Letter Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, any right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Letter Agreement shall be made or provided in accordance with the requirements of Section 409A to avoid the application of Section 409A to such amounts, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in this Letter Agreement; (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Letter Agreement to the contrary, any right of the Company to offset or otherwise reduce any sums that may be due or become payable by the Company to you or for your account, by any overpayment or indebtedness, shall be subject to limitations imposed by Section 409A.

9.	Survivorship. The respective rights and obligations of the parties under this Letter Agreement shall survive any termination of the Employment Period to the extent necessary to the intended preservation of such rights and obligations. Without limiting the foregoing, for the sake of clarity, your obligations under Paragraph 7 shall survive the termination of the Employment Period.

10.	Taxes and Withholding. The Company may withhold from any compensation or payments due under this Letter Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. You will be responsible for all federal, state and local taxes due with respect to any compensation or payment received under this Letter Agreement.

11.	Notices. For the purpose of this Letter Agreement, any notice or demand, hereunder to or upon any party hereto required or permitted to be given or made, shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telefax, telex, or similar electronic means; provided, that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

In your case, to you at:

106 Elinor Avenue

Mill Valley, CA 94941

or at your last known address contained in the personnel records of the Company.

In the case of the Company, to it at:

Marshall Edwards, Inc.,

11975 El Camino Real, Suite 101

San Diego, CA 92130

Attention: Daniel Gold

Fax: 858-792-5406

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10022

Attention: Steven A. Navarro

Fax: (212) 309-6001

12.	Governing Law. The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California; provided, that the grant of the option set forth in Paragraph 4 above shall be governed by the laws of the State of Delaware, as set forth in the Option Plan.

13.	Modification; Waiver; Severability. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach. If any portion or application of this Letter Agreement should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable from this Letter Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.

14.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any affiliate or successor to its business.

15.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in California. In the event of a dispute, a written request for arbitration shall be submitted to the San Francisco, California office of the American Arbitration Association under its Resolution of Employment Dispute Rules. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys’ fees.

16.	No Conflicts. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

17.	Entire Agreement. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

18.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

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If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

Marshall Edwards, Inc.

By:	/s/ Daniel P. Gold
	Name:	Daniel P. Gold, Ph.D.
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

By:	/s/ Robert Mass
Robert Mass